SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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HAROLD'S STORES, INC.

(Name of Registrant as Specified in its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement if Other Than Registrant)

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Preliminary Copy dated May 2, 2001.

NOTICE OF 2001

ANNUAL MEETING OF

SHAREHOLDERS AND

PROXY STATEMENT

Dear Harold's Shareholder:

On behalf of the Board of Directors and management of Harold's Stores, Inc., I am pleased to invite you to attend the 2001 Annual Meeting of Shareholders. The meeting will be held at our corporate office located at 5919 Maple Avenue, Dallas, Texas at 11:00 a.m., local time, on Friday, June 22, 2000. A copy of our Annual Report to Shareholders for the fiscal year ended February 3, 2001 is enclosed.

The attached Notice of Annual Meeting and Proxy Statement describe the business to be conducted at the meeting. During the meeting, there will also be a report by management on the Company's business, as well as a discussion period during which you will be able to ask questions.

Whether or not you plan to attend in person, please mark your proxy in the space provided. It is important that your shares be represented by a proxy, even if you cannot be present. Take a moment now to sign, date and return your proxy in the envelope provided. If you have multiple accounts and received more than one set of this material, please be sure to return each proxy.

I look forward to greeting you at this year's Annual Meeting.

Sincerely,

Clark J. Hinkley

Chief Executive Officer

HAROLD'S STORES, INC., 5919 MAPLE AVENUE

DALLAS, TEXAS 75235 (214) 366-0600

HAROLD'S STORES, INC.

5919 Maple Avenue

Dallas, Texas 75235

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 22, 2001

TO OUR SHAREHOLDERS:

The 2001 Annual Meeting of Shareholders of Harold's Stores, Inc. (the "Company") will be held at the Company's corporate office located at 5919 Maple Avenue, Dallas, Texas on Friday, June 22, 2001, at 11:00 a.m., local time, for the following purposes:

  To elect six (6) directors to hold office until the next annual meeting of the shareholders and until their respective successors shall have been elected and qualified.

  To act upon a proposal to approve conversion rights for the Series 2001-A Preferred Stock.

  To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

The Annual Meeting may be adjourned from time to time and, at any reconvened meeting, action with respect to the matters specified in the notice may be taken without further notice to the shareholders unless required by the Bylaws.

Shareholders of record of Common Stock and Series 2001-A Preferred Stock at the close of business on April 24, 2001 are entitled to notice of, and to vote at, the Annual Meeting. A list of such shareholders will be available for examination by any shareholder for any purpose germane to the Annual Meeting, during normal business hours, at the principal executive office of the Company, 5919 Maple Avenue, Dallas, Texas, for a period of ten days prior to the Annual Meeting and at the Annual Meeting.

BY THE ORDER OF THE BOARD OF DIRECTORS

JODI L. TAYLOR

Secretary

DATED: May __, 2001

HAROLD'S STORES, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

JUNE 22, 2001

The following information is furnished in connection with the 2001 Annual Meeting of Shareholders of Harold's Stores, Inc., an Oklahoma corporation (the "Company"), which will be held on Friday, June 22, 2000, at 11:00 a.m., local time, at the Company's offices located at 5919 Maple Avenue, Dallas, Texas and at any adjournment or adjournments thereof, and will be mailed on or about May __, 2001 to the holders of record of Common Stock and Series 2001-A Preferred Stock as of the record date.

SHAREHOLDERS ENTITLED TO VOTE

The record date for determining holders of Common Stock and Series 2001-A Preferred Stock entitled to notice of, and to vote at, the Annual Meeting has been fixed as the close of business on April 24, 2001. On that date, there were 6,084,187 shares of Common Stock and 300,000 shares of Series 2001-A Preferred Stock outstanding and entitled to vote at the Annual Meeting.

With respect to each matter presented to the holders of Common Stock at the Annual Meeting, the holders of record of each outstanding share of Common Stock on the record date will be entitled to one vote per share. With respect to each matter presented to the holders of Series 2001-A Preferred Stock at the Annual Meeting (including matters on which the holders of Common Stock and Series 2001-A Preferred Stock may vote together as a single class as described below), the holders of record of each outstanding share of Series 2001-A Preferred Stock on the record date will be entitled to one vote for each share of Common Stock into which such Series 2001-A Preferred Stock could be converted as of the record date, assuming for such purpose that the proposal relating to the conversion rights of the Series 2001-A Preferred Stock is approved (15.6863 votes for each share of Series 2001-A Preferred Stock or 4,705,890 votes in the aggregate). At the Annual Meeting, the holders of record of Series 2001-A Preferred Stock only, voting as a separate class, will be entitled to elect two of the six director nominees. The holders of record of Common Stock only, voting as a separate class, will be entitled to vote with respect to the proposal to approve conversion rights for the Series 2001-A Preferred Stock. The holders of record of Common Stock and Series 2001-A Preferred Stock, voting together as a single class, will be entitled to elect four of the six director nominees and to vote on any other matters presented to the shareholders at the Annual Meeting.

SOLICITATION OF PROXIES

The enclosed proxy for the Annual Meeting is being solicited by the Company's Board of Directors and is revocable at any time prior to the exercise of the powers conferred thereby. The cost of the solicitation of proxies in the enclosed form will be borne by the Company. In addition to the use of the mail, proxies may be solicited by personal interview, telephone, or facsimile, and by banks, brokerage houses and other institutions. Nominees or fiduciaries will be requested to forward the solicitation material to their principals and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to their principals.

Unless otherwise directed in the accompanying form of proxy, the persons named therein will vote FOR the election of the director nominees and FOR the proposal to approve conversion rights for the Series 2001-A Preferred Stock. As to any other matters which may properly come before the Annual Meeting, the shares represented by proxies will be voted in accordance with the recommendations of the Board of Directors, although the Company does not presently know of any other such matters. Any shareholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise by (a) giving written notice to the Company of such revocation, (b) voting in person at the Annual Meeting or (c) executing and delivering to the Company a later dated proxy. Written revocations and later dated proxies should be sent to Harold's Stores, Inc., Shareholder Relations, Post Office Drawer 2970, Norman, Oklahoma 73070-2970.

ANNUAL REPORT

The Company's Annual Report to Shareholders covering the fiscal year ended February 3, 2001 ("fiscal 2001"), including audited financial statements, is enclosed. No part of the Annual Report is incorporated in this Proxy Statement or is deemed to be a part of the material for the solicitation of proxies.

PROPOSAL 1:

ELECTION OF DIRECTORS

At the Annual Meeting, six directors constituting the entire Board of Directors are to be elected. The holders of Common Stock and Series 2001-A Preferred Stock, voting together as a single class, are entitled to elect four of the six director nominees. The holders of Series 2001-A Preferred Stock, voting as a separate class, are entitled to elect two of the six director nominees. If elected, the director nominees will hold office until the next annual meeting of shareholders or until their respective successors are duly elected and qualified or their earlier resignation or removal.

All of the nominees have indicated their intent to serve if elected. The Company does not contemplate that the nominees will become unavailable to serve for any reason, but if that should occur before the Annual Meeting, proxies will be voted for another nominee, or other nominees, to be selected by (i) the Board of Directors in the case of the directors to be elected by the holders of Common Stock and Series 2001-A Preferred Stock voting together as a single class, and (ii) the holders of a majority of the voting power of the outstanding Series 2001-A Preferred Stock in the case of the directors to be elected by the holders of Series 2001-A Preferred Stock voting as a separate class. Proxies cannot be voted for a greater number of nominees than the number of nominees named herein.

Arrangements Regarding Nomination and Election of Directors

Under the terms of the Certificate of Designation relating to the Series 2001-A Preferred Stock, the holders of Series 2001-A Preferred Stock are entitled to elect, as a single voting class, a number of members of the Company's Board of Directors such that the number of directors so elected by the holders of the Series 2001-A Preferred Stock represents a percentage of the total membership of the Board of Directors that equals, as nearly as practicable, the percentage of the Common Stock represented by the outstanding Series 2001-A Preferred Stock on an as-converted to Common Stock basis (currently approximately 43.6%). The authorized number of directors of the Company has been fixed at seven, and under these separate voting rights, the holders of the Series 2001-A Preferred Stock are entitled to elect three of the Company's seven authorized directors and the holders of Common Stock and Series 2001-A Preferred Stock, voting together as a single class, are entitled to elect four of the seven authorized directors.

Robert L. Anderson and W. Howard Lester have been submitted by the holders of Series 2001-A Preferred Stock as nominees for election to the Board of Directors pursuant to the separate voting rights of the Series 2001-A Preferred Stock. The holders of the Series 2001-A Preferred Stock have advised the Company that they do not intend to submit for nomination or to elect at the Annual Meeting a third director in connection with separate voting rights of the Series 2001-A Preferred Stock. However, the holders of Series 2001-A Preferred Stock continue to have the right to elect such third director and may do so in the future.

In connection with the issuance of the Series 2001-A Preferred Stock, certain members of the Powell family, including Harold G. Powell, founder of the Company, and Rebecca Powell Casey, a director and executive officer of the Company, and certain trusts for the benefit of members of the Powell family (collectively, the "Powell Family Shareholders") entered into a Voting Agreement with the holders of the Series 2001-A Preferred Stock (the "Voting Agreement"). The Powell Family Shareholders currently own in the aggregate approximately 48% of the outstanding Common Stock. Pursuant to the Voting Agreement, the holders of the Series 2001-A Preferred Stock and the Powell Family Shareholders agreed to vote or act with respect to all shares of capital stock of the Company presently or thereafter owned by them, so as to elect as directors of the Company (a) the number of directors that the holders of Series 2001-A Preferred Stock are entitled to elect as described above and (b) one individual selected by a majority-in-interest of the Powell Family Shareholders, for so long as the Powell Family Shareholders or their lineal descendants own at least 10% of the Common Stock of the Company (assuming for such purpose conversion in full of all shares of Series 2001-A Preferred Stock into Common Stock). Rebecca Powell Casey has been submitted by the Powell Family Shareholders as their nominee for election as a director and is one of the four director nominees to be elected by the holders of Common Stock and Series 2001-A Preferred Stock, voting together as a single class.

In addition, as provided in the Voting Agreement, each of Rebecca Powell Casey and Michael T. Casey, who are husband and wife and beneficially own in the aggregate approximately 20% of the outstanding Common Stock, have given the holders of the Series 2001-A Preferred Stock an irrevocable proxy to vote all shares of capital stock held by them (including with respect to the election of directors), except that such proxy shall not extend to or affect the rights of Ms. Casey and Mr. Casey to participate in the designation of or to vote in favor of the election of the director to be designated by the Powell Family Shareholders as described above. This proxy shall terminate upon the later of (a) February 28, 2004 or (b) one year after the termination of Ms. Casey's employment with the Company.

Nominees

The persons listed below have been nominated for election to fill the two director positions to be elected by the holders of the Series 2001-A Preferred Stock, voting as a separate class:

Name	Age	Director Since
Robert L. Anderson	58	2000
W. Howard Lester	65	1995

The persons listed below have been nominated for election to fill the four director positions to be elected by the holders of Common Stock and Series 2001-A Preferred Stock, voting together as a single class:

Name	Age	Director Since
Clark J. Hinkley	59	2001*
Rebecca Powell Casey	49	1987
Margaret A. Gilliam	62	2000
Leonard M. Snyder	53	2000

*Mr. Hinkley was elected as a director of the Company in February 2001.

The following is certain biographical information relating to each nominee:

Clark J. Hinkley joined the Company in February 2001 and is the Company's Chief Executive Officer. From 1998 to 2001, Mr. Hinkley was Executive Vice President - Merchandising at the Children's Place. From 1987 to 1997, Mr. Hinkley was Executive Vice President and a member of the board of directors at Talbot's, when the Company grew from 112 to 620 stores with volume increasing from $200 million to $1.2 billion. Prior to this time, he was a merchandising executive at Dayton Hudson from 1963 to 1987.

Rebecca Powell Casey is Executive Vice President-Trend and Design of the Company. From 1992 until February 2001, Ms. Casey was Chief Executive Officer of the Company, and prior to that time had been President from 1987 to 1988, and Executive Vice President - Merchandise and Product Development from 1989 to 1991. Ms. Casey has been employed by the Company in various managerial positions since 1977.

Robert L. Anderson has served as President of Ronus, Inc., a privately owned real estate investment firm, since 1997. In addition, since 1997 he has served as Owner of Robert Anderson Consulting, a firm specializing in investment and structuring advice. From 1982 to 1997, Mr. Anderson was a Partner at Price Waterhouse, serving as Partner-in-Charge of the Real Estate Practice. From 1964 to 1981, Mr. Anderson was with Arthur Andersen, his last capacity served being Partner-in-Charge of the Tax Specialty Group specializing in foreign real estate investments in the United States. Mr. Anderson serves on the board of directors of Post Properties, Inc.

Margaret A. Gilliam has been President of Gilliam & Co., business advisors, a company she founded in 1997. She is also publisher of Gilliam Viewpoint, a monthly publication devoted to developments in the retail industry. Prior to that time, she spent 21 years with Credit Suisse First Boston and its predecessors, where her last position was Director, Equity Research and Senior Analyst for retail trade and soft goods. Before joining CS First Boston, Ms. Gilliam spent ten years with Goldman Sachs and five years with three small institutional brokerage firms in succession. Ms. Gilliam currently serves on the board of directors at Oshman's Sporting Goods, Inc., a sporting goods retailer; Horizon Group Properties, a real estate company specializing in outlet malls; and Mayors Jewelers, Inc., a retail jewelry concern.

W. Howard Lester has been Chairman of Williams-Sonoma, Inc., a retailer of specialty cooking equipment and home furnishings and accessories, since 1978 and was Chief Executive Officer of Williams-Sonoma, Inc. from 1978 to 2001.

Leonard M. Snyder has served as Chairman and Chief Executive Officer of One Price Clothing Stores, Inc. since 2001. From 1998 to 2000, he was Chairman of the Board of Directors of One Price Clothing Stores, Inc. In addition, he has been a marketing and management consultant since January 1995. From 1984 to 1994, Mr. Snyder served as Chairman and Chief Executive Officer of Lamonts Apparel, Inc. Prior to his tenure at Lamonts, Mr. Snyder held executive positions with Allied Stores. Mr. Snyder is also a member of the board of directors of Paper Calmenson & Company, a diversified steel company.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE NAMED NOMINEES

Director Compensation

Non-employee directors of the Company receive $1,000 for each full Board meeting attended ($500 if telephonic), $1,000 for each meeting of the Audit Committee or Compensation Committee attended ($500 if telephonic) and $500 ($250 if telephonic) for all other committee meetings attended. In addition, each non-employee director receives an annual retainer upon election or reelection to the Board in the amount of $5,000, 50% of which is paid in Common Stock of the Company based on the market value of the Common Stock on the date of election or reelection. Under the Company's 1993 Performance and Equity Incentive Plan, each incumbent non-employee director receives an option grant to purchase 2,000 shares of Common Stock upon reelection at each annual meeting of shareholders. Any newly elected non-employee director receives an initial option grant to purchase 10,000 shares upon election and, while serving as a director, receives additional option grants to purchase 2,000 shares upon reelection at each annual meeting of shareholders.

All directors of the Company are entitled to a discount on their clothing purchases off the retail price before markdowns and promotional discounts.

Committees

The Company's Board of Directors has an Audit Committee, Compensation Committee and Governance Committee. During fiscal 2001, the Board of Directors also had a Special Real Estate Committee, which was eliminated following the end of fiscal 2001 in view of previous changes to the composition of the Board of Directors.

The Audit Committee's functions include reviewing internal controls and recommending to the Board of Directors the engagement of the Company's independent certified public accountants, reviewing with such accountants the plan for and results of their audit of the Company's consolidated financial statements and determining the independence of such accountants. The Audit Committee met four times during fiscal 2001. The Audit Committee is currently comprised of Messrs. Anderson and Snyder and Ms. Gilliam. Each of the members of the Audit Committee is an "independent" director under the standards of the American Stock Exchange, other than Robert L. Anderson. Mr. Anderson serves as President of Ronus, Inc., a corporation indirectly controlled by Ronald de Waal, and received compensation for such services in excess of $60,000 during the previous fiscal year. Mr. de Waal also indirectly controls Inter-Him N.V., a significant shareholder of the Company. See "Security Ownership of Certain Beneficial Owners and Management." Based on Mr. Anderson's exceptional qualifications to serve as an Audit Committee member, including extensive professional experience in auditing and accounting, and the belief of the Company's Board of Directors that his relationship with an affiliate of Inter-Him N.V. would not affect the exercise of Mr. Anderson's independent judgement, the Board of Directors determined, as permitted by the independence standards of the American Stock Exchange, that Mr. Anderson's service on the Audit Committee is required by the best interests of the Company and its shareholders.

The Compensation Committee's function is to evaluate and recommend changes in compensation for all executive officers and certain other key personnel, and the creation and implementation of employee benefit plans and special employment and consulting agreements. The Compensation Committee met three times during fiscal 2001. The Compensation Committee is currently comprised of Messrs. Snyder and Lester and Ms. Gilliam.

The Governance Committee was formed during fiscal 2001, and its function is to oversee and assist in connection with various management and corporate governance matters. The Governance Committee met one time during fiscal 2001, and members of the Governance Committee had numerous additional discussions with management. The Governance Committee is currently comprised of Messrs. Anderson, Lester and Snyder.

The Special Real Estate Committee's functions included the review and analysis of any related party real estate leasing or purchase transactions. The Special Real Estate Committee was comprised of Mr. Anderson and two former directors, Robert B. Cullum, Jr. and William F. Weitzel, and met one time during fiscal 2001.

The Board of Directors does not have a nominating committee. The entire Board performs this function and evaluates and recommends nominees for election to the Board of Directors, subject to the rights of the holders of Series 2001-A Preferred Stock and the provisions of the Voting Agreement described above.

During fiscal 2001, the Board of Directors met six times. All incumbent directors attended at least 75% of the meetings of the Board of Directors and the committees which they served.

Report of the Audit Committee

The Audit Committee of the Board of Directors of the Company oversees the Company's financial reporting process on behalf of the Board of Directors. Management, however, has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.

The Audit Committee operates under a written charter that has been approved by the Board of Directors. Among other things, the charter specifies the scope of the Audit Committee's responsibilities, including structure, processes and membership requirements. A copy of this charter is included as Appendix A to this Proxy Statement.

In fulfilling its oversight responsibilities regarding the fiscal 2001 financial statements, the Audit Committee reviewed with Company management the audited financial statements. The Audit Committee's review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee also reviewed the fiscal 2001 financial statements with the Company's independent auditors. The Company's independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles. Our review with the independent auditors included a discussion of the auditors' judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under the Statement of Auditing Standards No. 61. In addition, the Audit Committee discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures received by the Audit Committee in accordance with the requirements of the Independence Standards Board Standard No. 1.

The Audit Committee also discussed with the Company's independent auditors the overall scope and plans for their respective audits for fiscal 2002. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee held four meetings during fiscal 2001 including quarterly telephonic meetings beginning with the second quarter of fiscal 2001 to discuss the Company's quarterly financial statements prior to release.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Company's audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended February 3, 2001 for filing with the Securities and Exchange Commission. The Audit Committee has also recommended, and the Board has approved, the selection of Arthur Andersen LLP as the Company's independent auditors for fiscal 2002.

Members of the Audit Committee:

Robert L. Anderson, Chairman

Margaret A. Gilliam

Leonard M. Snyder

Fees of Independent Auditors

During fiscal year 2001, the Company retained its independent auditor, Arthur Andersen LLP, to provide services in the following categories and amounts:
Audit Fees	$ 73,500
Financial Information Systems Design and Implementation Fees	-
All Other Fees	$ 8,710

The Audit Committee has considered whether the provision of non-audit services by the auditor is compatible with maintaining auditor independence.

PROPOSAL 2:

PROPOSAL TO APPROVE Conversion Rights FOR THE Series 2001-A Preferred Stock

Summary of Proposal

On February 28, 2001, the Company sold 300,000 shares of Series 2001-A Preferred Stock of the Company to Inter-Him N.V. for an aggregate purchase price of $6,000,000. Inter-Him N.V. also owns 11.3% of the Company's outstanding Common Stock and has been a more than 5% shareholder of the Company since 1994. The proceeds from the sale of the Series 2001-A Preferred Stock were used by the Company to repay indebtedness under the Company's revolving credit facility, which amounts may be reborrowed by the Company subject to the terms of that facility. The sale of the Series 2001-A Preferred Stock provided a significant source of equity funding to the Company. In conjunction with the sale of the Series 2001-A Preferred Stock, the Company also obtained certain amendments to its credit facility.

The Company's Common Stock is listed on the American Stock Exchange. In order to facilitate compliance with the continued listing requirements of the American Stock Exchange, the Series 2001-A Preferred Stock will not be convertible into Common Stock unless the conversion rights are approved by the holders of Common Stock at the Annual Meeting. Under these conversion rights and provided this proposal is approved, each of the initially issued shares of Series 2001-A Preferred Stock will be convertible into 15.6863 shares of Common Stock of the Company. This rate is based on the 20-day trailing market average price of the Common Stock immediately prior to the public announcement of Inter-Him N.V.'s initial proposal relating to the transaction and is subject to proportionate adjustment in connection with stock dividends, stock splits or combinations or similar transactions. The holders of Series 2001-A Preferred Stock will be entitled to receive quarterly dividends as described below, some of which will be payable in shares of Series 2001-A Preferred Stock. If this proposal is approved, the shares of Series 2001-A Preferred Stock issued in respect of dividends will also be convertible into Common Stock at rates based upon an average market price of the Common Stock as of the respective dividend dates.

Description of Series 2001-A Preferred Stock

The authorized Series 2001-A Preferred Stock consists of 1,000,000 shares, of which 300,000 shares are issued and outstanding as of the record date for the Annual Meeting. Additional shares of Series 2001-A Preferred Stock will be issued as quarterly dividends on the outstanding Series 2001-A Preferred Stock as described below. The following is a description of the principal terms of the Series 2001-A Preferred Stock and the rights of the holders thereof.

Dividends. Each share of Series 2001-A Preferred Stock is entitled to receive, out of any assets legally available therefor, prior and in preference to any declaration or payment of dividends on the Common Stock or any other securities that rank junior in preference to the Series 2001-A Preferred Stock, quarterly dividends at a rate of 10% of the Stated Value per annum, which would be reduced to 8% of the Stated Value per annum if the Company's operating income for any fiscal year ending after February 28, 2001 exceeds $4,735,000. The "Stated Value" of each share of Series 2001-A Preferred Stock is $20.00. Dividends accrue daily and are payable quarterly on the first day of February, May, August and November of each year. Dividends not paid shall cumulate, and cumulated dividends compound annually on February 28 of each year. Until and through the quarterly dividend payable on February 1, 2003, dividends payable on the first day of November and February are payable in cash and dividends payable on the first day of May and August are payable in shares of Series 2001-A Preferred Stock, valued at the Stated Value. Thereafter dividends are payable in additional shares of Series 2001-A Preferred Stock or cash as the holders of the Series 2001-A Preferred Stock may elect.

Liquidation Preference. In the event of the liquidation, dissolution or winding up of the affairs of the Company, the holders of Series 2001-A Preferred Stock will be entitled to receive, prior and in preference to any distribution of assets to the holders of Common Stock, an amount equal to the Stated Value ($20.00) for each such share of Series 2001-A Preferred Stock (as adjusted for any stock splits, combinations or similar transactions affecting such shares), plus an amount equal to all accrued but unpaid dividends, including any cumulated dividends.

Redemption by the Company. The Series 2001-A Preferred Stock is redeemable at the Company's option beginning on February 28, 2004 at a price equal to the initial purchase price of the Series 2001-A Preferred Stock plus all accrued but unpaid dividends (including cumulated dividends) on the Series 2001-A Preferred Stock.

Protective Provisions. For so long as the outstanding shares of Series 2001-A Preferred Stock continue to represent at least 10% of the outstanding Common Stock on an as-converted basis, the Company has agreed not to take certain actions without the prior approval of the holders of a majority of the outstanding shares of Series 2001-A Preferred Stock, including, among other things:

    amending the Company's Certificate of Incorporation or Bylaws;

    redeeming any shares of the Company's capital stock (except for the Series 2001-A Preferred Stock);

    authorizing the issuance of any class or series of capital stock, other than (i) the issuance of Series 2001-A Preferred Stock in payment of dividends upon the Series 2001-A Preferred Stock and (ii) options and other stock-based awards (and shares of capital stock issued upon the exercise thereof) issued pursuant to the Company's 1993 Performance and Equity Incentive Plan and the 1993 Employee Stock Purchase Plan, each as amended;

    paying or declaring any dividend or other distribution on securities junior in priority to the Series 2001-A Preferred Stock;

    authorizing mergers or other similar transactions involving the Company or any subsidiary;

    changing the size of the Company's Board of Directors;

    incurring more than $1,000,000 of indebtedness in excess of existing indebtedness as of February 28, 2001 plus availability under credit facilities that existed as of February 28, 2001, excluding the extension of trade credit in the ordinary course of business consistent with past practices;

    making or becoming obligated to make capital expenditures in excess of $2,500,000 in the aggregate in any fiscal year; and

    entering into any affiliated transaction, except for transactions made in the ordinary course of business and on terms no less favorable to the Company than those that would be reasonably likely to be obtained from arms-length negotiations.

Voting Rights and Voting Agreement. Except as otherwise required by law, the holders of Series 2001-A Preferred Stock are entitled to vote together with all the other holders of the Company's Common Stock all matters presented to the shareholders (including with respect to the election of certain directors), and each share of Series 2001-A Preferred Stock is entitled to cast a number of votes equal to the number of shares of Common Stock into which such share of Series 2001-A Preferred Stock could be converted at the conversion rates described above. Such "as-converted" voting rights will not be affected if the conversion rights are not approved at the Annual Meeting. Further, all holders of the Series 2001-A Preferred Stock shall be entitled to vote as a single voting group for the election of a number of members of the Company's Board of Directors such that the number of directors so elected by the holders of the Series 2001-A Preferred Stock represents a percentage of the total membership of such Board of Directors that equals, as nearly as practicable, the percentage of the Common Stock represented by the outstanding Series 2001-A Preferred Stock on an as-converted basis. One such director elected by the holders of the Series 2001-A Preferred Stock shall be Chairman of the Board and another shall be Vice Chairman of the Board, except that if such holders are entitled at any time to elect only one director, that director shall serve as Chairman of the Board. See also "Election of Directors - Arrangements Regarding Nomination and Election of Directors" for a description of the Voting Agreement among the Powell Family Shareholders and the holders of Series 2001-A Preferred Stock.

Right of First Refusal Agreement. In connection with the issuance of the Series 2001-A Preferred Stock, the Powell Family Shareholders also entered into a Right of First Refusal Agreement, whereby the Powell Family Shareholders have agreed to grant to the holders of the Series 2001-A Preferred Stock rights of first refusal with respect to certain sales or other dispositions of Common Stock by the Powell Family Shareholders.

Preemptive Rights. The holders of outstanding Series 2001-A Preferred Stock are entitled to preemptive rights in connection with the issuance by the Company any shares of Common Stock or other equity security of the Company, any debt securities convertible into or exchangeable for any equity security of the Company, or any options, warrants or other rights to acquire any such securities, other than options, shares or other awards issued by the Company under its 1993 Performance and Equity Incentive Plan and 1993 Employee Stock Purchase Plan.

Registration Rights. Pursuant to an Investor Rights Agreement entered into in connection with the sale of the Series 2001-A Preferred Stock, the holders of Series 2001-A Preferred Stock are entitled to demand and piggyback registration rights with respect to any shares of Common Stock that become issuable upon conversion of the Series 2001-A Preferred Stock. Registration rights will terminate as to any such shares of Common Stock at such time as the shares are sold in a public securities transaction or pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), or other exempt transaction pursuant to which there remain no further restrictions upon the transfer of such shares. The Company is required to pay the expenses of any such registration other than any underwriting discounts and commissions incurred with respect to the registerable securities.

Effects of Approval of Conversion Rights

As of April 24, 2001, there were 6,084,187 shares of Common Stock outstanding. If the conversion rights are approved, the 300,000 initially issued shares of Series 2001-A Preferred Stock would be convertible, at the option of the holders, into a total of 4,705,890 shares of Common Stock, which would constitute approximately 43.6% of outstanding Common Stock following such conversion. As additional shares of Series 2001-A Preferred Stock are issued in connection with the payment of dividends, the total number of shares of Common Stock into which the then outstanding Series 2001-A Preferred Stock could be converted would correspondingly increase.

Any conversion would be at the option of holders, and it is not anticipated that the holders would exercise their rights to convert shares of Series 2001-A Preferred Stock unless the Common Stock were trading at prices that made such conversion economically attractive. Conversion of shares of Series 2001-A Preferred Stock would result in dilution of the respective percentage ownership of the holders of Common Stock and, if converted into Common Stock, the holder could sell the converted shares into the public markets pursuant to a registration statement under the Securities Act or pursuant to Rule 144 under the Securities Act, subject to applicable holding period, volume and other limitations under Rule 144. In connection with the sale of the Series 2001-A Preferred Stock, the Company has granted the holders thereof certain registration rights as described above. The sale of such additional shares into the public markets could adversely affect the market price of the Common Stock.

However, to the extent shares of Series 2001-A Preferred Stock are converted into Common Stock, such shares would no longer be entitled to receive dividends, preference on liquidation, or preemptive rights in connection with future issuance of securities by the Company. Also, to the extent shares of Series 2001-A Preferred Stock are converted into Common Stock, the percentage of the Common Stock represented by the still outstanding Series 2001-A Preferred Stock on an as-converted basis would be reduced and the portion of the Company's Board of Directors subject to election under the separate voting rights of the holders of Series 2001-A Preferred Stock would be correspondingly reduced.

Except with respect to the separate election of a portion of the Company's Board of Directors, the general voting power of the holders of Series 2001-A Preferred Stock would not be affected by conversion into Common Stock since the Series 2001-A Preferred Stock votes on as as-converted basis with the Common Stock on all matters presented to the shareholders, except as may otherwise be required by law. The special protective rights of the Series 2001-A Preferred Stock described above restricting certain actions by the Company for so long as the outstanding Series 2001-A Preferred Stock continues to represent at least 10% of the Common Stock on an as-converted basis would not be affected by conversion into Common Stock unless and until sufficient shares where converted so as to bring the outstanding Series 2001-A Preferred Stock below the requisite 10% threshold.

Consequences of Nonapproval

If the conversion rights are not approved by the holders of Common Stock at the Annual Meeting, the Series 2001-A Preferred Stock will not become convertible into Common Stock and shares of Series 2001-A Preferred Stock will remain outstanding according to their terms unless and until redeemed by the Company.

Vote Required

The affirmative vote of the holders of a majority of the outstanding Common Stock which are present in person or represented by proxy at the Annual Meeting is required to approve the conversion rights for the Series 2001-A Preferred Stock. See "Voting at Annual Meeting." Inter-Him N.V. owns 685,319 shares of Common Stock constituting 11.3% of the outstanding Common Stock and is expected to vote in favor of the proposal to approve the conversion rights for the Series 2001-A Preferred Stock. In addition, Powell Family Shareholders holding 2,720,602 additional shares constituting 44.7% of the outstanding Common Stock have agreed to vote in favor of the proposal and have given to Inter-Him N.V. irrevocable proxies to vote their shares at the Annual Meeting in favor of the conversion rights for the Series 2001-A Preferred Stock. The combined votes of Inter-Him N.V. and the Powell Family Shareholders would be sufficient to assure approval of the conversion rights.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE HOLDERS OF COMMON STOCK VOTE "FOR" APPROVAL OF THE CONVERSION RIGHTS FOR THE SERIES 2001-A PREFERRED STOCK.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

The executive officers of the Company are as follows:
Name	Principal Position
Clark J. Hinkley	Chief Executive Officer
Rebecca Powell Casey	Executive Vice President - Trend and Design
Kenneth C. Row	Executive Vice President - Marketing
Jodi L. Taylor	Chief Financial Officer
Sheri L. Bennett	Vice President and General Merchandise Manager
Curtis E. Elliott	Vice President - Planning and Merchandise
Jeffrey T. Morrell	Vice President - Human Resources

The executive officers of the Company are elected by the Board of Directors and serve at its discretion. The following is a brief description of the business background of each of the executive officers who are not also directors of the Company. For biographical information concerning Clark J. Hinkley and Rebecca Powell Casey, see "Election of Directors - Nominees."

Kenneth C. Row was appointed Executive Vice President - Marketing of the Company in 1992. Prior to that time and since 1988, Mr. Row was Vice President - Marketing of the Company. Mr. Row has been employed by the Company and its predecessors in various managerial positions since 1986. His primary responsibilities include marketing and store construction and design.

Jodi L. Taylor was appointed as Chief Financial Officer in March 1998. Prior to that time, she served as Chief Financial Officer, Secretary and Treasurer of Baby Superstore, Inc. In 1997, Baby Superstore was acquired by Toys "R" Us, Inc., and Ms. Taylor remained as an executive involved with the merger and transition until joining Harold's Stores, Inc. in 1998. Ms. Taylor is a CPA who worked for Deloitte Haskins and Sells (now Deloitte & Touche) for 2 1/2 years, before joining Baby Superstore in 1986.

Sheri L. Bennett has served as Vice President and General Merchandise Manager of the Company since October, 1999. Prior to that time, Ms. Bennett was employed by Nordstrom's in various managerial capacities since 1980.

Curtis E. Elliott has served as Vice President - Planning and Merchandise since 1997. Prior to that time, he worked for Comshare Retail, Incorporated as Project Manager and Senior Retail Consultant before joining Charming Shoppes, Inc. as the Division Director of Planning for the Men's and Kids Division in 1995.

Jeffrey T. Morrell has served as Vice President - Human Resources of the Company since 1996. Mr. Morrell served as Vice President - Stores from 1993 to 1996, and prior to that time was employed in various managerial capacities since 1990.

Executive Compensation

The following table sets forth information with respect to the chief executive officer and the other four most highly compensated executive officers of the Company who were serving in such capacities as of the end of fiscal 2001 (the "named executive officers").
Summary Compensation Table
		Annual Compensation		Long-Term Compensation
Name and Principal Position	Fiscal Year Ended	Salary(1)	Bonus	Securities Underlying Options (#)	All Other Compensation (2)

Rebecca Powell Casey Executive Vice President - Trend and Design (formerly Chief Executive Officer) (3)	2001 2000 1999	$270,000 265,000 220,000	- - $ 55,000	- 11,000 -	$ 2,750 2,775 2,250
H. Rainey Powell Former President and Chief Operating Officer (4)	2001 2000 1999	$210,000 206,000 180,000	- - $ 45,000	- 9,000 -	$ 900 1,900 2,000
Kenneth C. Row Executive Vice President - Marketing	2001 2000 1999	$200,000 193,000 165,000	- - $47,250(5)	- 49,000 40,000	- - -
Jodi L. Taylor Chief Financial Officer	2001 2000 1999	$180,000 176,000 148,000	- - $38,375	- 8,000 75,000	- - $ 740
Sheri L. Bennett Vice President and General Merchandise Manager (6)	2001 2000	$165,000 44,423	$55,000 -	35,000 30,000	- $50,518

(1) Personal benefits provided by the Company to each of the named executive officers do not exceed 10% of total annual salary and bonus reported for the named executive officer and are not included in this total.

(2) "All Other Compensation" for fiscal 2001 for Rebecca Powell Casey and H. Rainey Powell consisted of life insurance premiums and an automobile allowance for Ms. Casey and an automobile allowance for Mr. Powell. "All Other Compensation" paid to Sherri L. Bennett for fiscal 2000 consisted of relocation expenses paid by the Company in connection with Ms. Bennett's joining the Company.

(3) Rebecca Powell Casey served as Chief Executive Officer of the Company until February 2001, at which time she became Executive Vice President - Trend and Design.

(4) H. Rainey Powell ceased employment with Company in February 2001.

(5) Includes bonus award of Common Stock granted to the named executive officer pursuant to the Company's 1993 Performance and Equity Incentive Plan consisting of shares having a market value on the date of the award of $6,000.

(6) Sherri L. Bennett joined the Company in October 1999.

Options Granted In Fiscal 2001

The following table provides information with respect to the named executive officers who received grants of options in fiscal 2001.

Individual Options Granted In Last Fiscal Year (1)
Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year 2001	Exercise Price	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
					5%	10%
Sherri L. Bennett	35,000	11%	$2.50	June 30, 2010	$55,028	$139,452

(1) All options granted to the named executive officers during fiscal 2000 are non-qualified, have a ten-year term, and become vested and exercisable in annual installments of 20% of the total number of shares covered by the option, beginning on the grant date.

(2) These amounts are calculated based on certain assumed rates of appreciation and annual compounding from the date of grant to the end of the option term. Actual gains, if any, are dependent on the future performance of the common stock and overall stock market condition. There can be no assurance that the amounts reflected in this table will be achieved.

Option Exercises and Year-End Option Values

The following table provides information with respect to the named executive officers concerning the exercise of options during fiscal 2001 and unexercised options held as of February 3, 2001.
Option Exercises And Year-End Valuation Table

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-The-Money Options At Fiscal Year End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Rebecca P. Casey	-	-	84,820	8,700	-	-
H. Rainey Powell	-	-	67,668	7,500	-	-
Kenneth C. Row	-	-	79,008	55,725	-	-
Jodi L. Taylor	-	-	48,200	34,800	-	-
Sheri L. Bennett	-	-	19,000	46,000	$5,600	$22,400

Employment Agreements

The Company has an employment agreement with Rebecca Powell Casey, Executive President - Trend and Design (formerly Chairman of the Board and Chief Executive Officer) of the Company. The agreement was entered into effective as of the beginning of fiscal 1999 and was subsequently amended. During fiscal 2001, the employment agreement, as amended, provided for annual base salary of $270,000. In February 2001, in connection with the change in Ms. Casey's responsibilities from Chief Executive Officer to Executive Vice President-Trend and Design, Ms. Casey's employment contract was amended to provide for annual base salary of $225,000, plus an annual performance bonus based on results of operations. Base compensation may be adjusted by the Compensation Committee to ensure that it is consistent with peer group public companies within the apparel and accessories stores industry. The annual performance bonus, if any, is determined by the Compensation Committee after the results of operations covered by the employment contract have been calculated.

Prior to his ceasing employment with the Company, H. Rainey Powell had an employment contract with the Company upon terms substantially similar to those of Ms. Casey described above providing for annual base salary of $200,000 plus an annual performance bonus based on results of operation. This agreement was terminated in February 2001 in connection with Mr. Powell's separation from the Company Mr. Powell will receive severance payments approximately equal to one year's base salary payable in regular installments through February 2002.

Compensation Committee Interlocks and Insider Participation

During fiscal 2001, the Compensation Committee of the Board of Directors was composed entirely of non-employee directors. Robert B. Cullum, Jr., and William F. Weitzel served on the Compensation Committee throughout fiscal 2001. Gary C. Rawlinson, a former director of the Company, served on the Compensation Committee until June 2000 and was replaced on the Committee by Leonard M. Snyder. Mesrs. Cullum and Weitzel resigned from the Board of Directors in February 2001 and were replaced on the Committee by Margaret A. Gilliam and W. Howard Lester. During fiscal 2001, none of the Company's executive officers served as a director or member of the compensation committee of another entity in which any member of the Company's Compensation Committee or any other director of the Company was an executive officer. Mr. Rawlinson is a shareholder-director of the law firm of Crowe & Dunlevy, a Professional Corporation, which firm serves as general counsel to the Company.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors establishes the general compensation policies of the Company, including specific compensation levels for the Company's executive officers, and administers the Company's 1993 Performance and Equity Incentive Plan and other employee incentive plans. The components of the Company's executive officer compensation program and the basis on which fiscal 2001 compensation determinations were made by the Compensation Committee with respect to the executive officers of the Company, including the named executive officers, are discussed below.

The Compensation Committee generally believes that the total cash compensation of its executive officers should be similar to the total cash compensation of similarly situated executives of peer group public companies within the apparel and accessories stores industry. Further, a significant portion of the complete compensation package should be tied to the Company's success in achieving profit, cash flow, and Company growth.

A competitive base salary is considered vital to support the continuity of management. The Compensation Committee has established the base salaries of the Company's executive officers based in part on a survey of executive compensation paid by local and national retail companies. This survey was compiled for the Compensation Committee by the Wyatt Company and others in fiscal 1995 and has been updated based on data provided by the National Retail Federation. The Compensation Committee also considers the experience, capability and overall performance of each executive officer, as well as the competitive marketplace for executive talent, in establishing base salaries.

As discussed elsewhere herein, during fiscal 2001 the Company had employment agreements with certain of its executive officers, including Rebecca Powell Casey and H. Rainey Powell. The base salary of the other named executive officers was established based primarily upon analysis of the surveys described above and the Company's historical profitability. The Company believes that the officers' cash bonuses should be tied to the Company's success in achieving near-term results. Cash bonuses are based on a bonus pool determined by the Compensation Committee. The Compensation Committee's primary goal is to tie bonus awards to the performance of the Company.

Due to the Company's poor performance during fiscal 2001, the Compensation Committee did not award performance-based bonuses to executive officers, except in the case of one new officer who was allowed a guaranteed bonus in conjunction with her hiring commitment. Base salaries were not changed in fiscal 2001, except in the case of Rebecca P. Casey and H. Rainey Powell who elected to reduce their base salaries by 10% due to their individual stockownership positions and the Company's poor financial performance.

The Compensation Committee intends to reward long-term strategic management practices and enhancement of shareholder value through the award of stock options and other stock based awards under the Company's 1993 Performance and Equity Incentive Plan. The objective of equity based compensation is to more closely align the interest of the executive officers with those of the shareholders. The ultimate value of the awards will depend on the continued success of the Company, thereby creating a continuing incentive for executive officers to perform long after the initial grant. During fiscal 2001, in accordance with her hiring commitment, the Compensation Committee granted options to purchase 35,000 shares to Sheri L. Bennett as indicated under "Executive Compensation and Other Information-Option Grants in Fiscal 2001." The Compensation Committee believes that total executive compensation in future years will continue to include equity-based incentive compensation, such as stock options and stock bonuses.

The Compensation Committee has not adopted a policy with respect to qualification of executive compensation in excess of $1 million per individual for deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. In evaluating any policy for future periods, the Compensation Committee would expect to consider a number of factors, including the nature of the Company's compensatory arrangements under employment contracts or otherwise, the materiality of amounts likely to be involved and potential ramifications of any loss of flexibility to respond to unforeseeable changes in circumstances that might result from such policy.

We believe that the Company has an appropriate compensation structure, which properly rewards and motivates its executive officers to build stockholder value.

Members of the Compensation Committee:

Leonard M. Snyder, Chairman

W. Howard Lester

Margaret A. Gilliam

Shareholder Return Performance Graph

The following graph presented in accordance with the requirements of the Securities and Exchange Commission shows the cumulative total stockholder return on the Company's Common Stock over the last five fiscal years as compared to the returns of the American Stock Exchange Market Value Index (the "Broad Market Index") and the MG Industry Group Index -Apparel and Accessories Stores ("the Industry Index"). The Industry Index includes The Gap, Inc., The Limited, Inc., Talbot's and other apparel and accessories stores.

The graph assumes an investment of $100 at the beginning of the five-year period on February 2, 1996, and that any dividends were invested.

[Graph appears here.]

	AS OF FISCAL YEAR ENDED
	2-02-1996	1-31-1997	1-30-1998	1-29-1999	1-28-2000	2-02-2001
Harold's Stores, Inc.	100.00	112.62	58.58	67.11	36.40	30.94
MG Industry Group Index - Apparel and Accessories Stores	100.00	132.50	204.69	346.19	311.79	332.10
AMEX Market Value Index	100.00	107.63	122.77	127.19	149.90	157.52

RELATED PARTY TRANSACTIONS

The Company leases a 50,000 square foot building used primarily as its corporate headquarters and a men's and ladies' buying office in Dallas, Texas (the "Dallas Office II"), a 10,000 square foot building in Dallas, Texas (the "Dallas Office I"), an 85,000 square foot warehouse and distribution center located in Norman, Oklahoma and certain retail stores and related facilities from a limited partnership whose partners include Rebecca Powell Casey, Michael T. Casey, H. Rainey Powell, and Lisa Powell Hunt, all of whom are stockholders of the Company. Rebecca Powell Casey is an executive officer and director of the Company. Until February 2001, H. Rainey Powell was an executive officer and director of the Company and Michael T. Casey was a director of the Company.

The term of the Dallas Office I lease expires March 2012, with annual rent payments of $158,000 plus insurance, utilities and property taxes until April 2000, at which time the annual rent was increased to $180,000, plus insurance utilities and property taxes, increasing $2,500 each year thereafter until expiration of the lease. The Company relocated its office space during fiscal 1999 to a new facility (the Dallas Office II) owned by the same limited partnership. This former facility has been sublet by the Company under favorable terms.

The term of the Dallas Office II lease expires September 2010 with annual rent payments of $453,204 plus insurance and property taxes until August 2001 at which time the annual rent will be $478,382, plus insurance, utilities and property taxes until August 2004 at which time the annual rent will be $503,560, plus insurance, utilities and property taxes until August 2007 at which time annual rent will be $528,728, plus insurance, utilities and property taxes until expiration of the lease.

The term of the warehouse and distribution center lease expires in June 2012, with annual rental payments of $338,438 plus insurance, utilities and property taxes until July 2001, at which time the annual rent will increase annually on a fixed scale up to a maximum of $419,951 during the final year of the lease.

The lease for the retail stores and related facilities expires in June 2008 and provides for annual base rental payments and percentage rent equal to 4% of sales plus insurance, utilities and property taxes. During fiscal 2001, the Company made aggregate rental payments of approximately $273,000 for these facilities.

On July 28, 2000, the Company entered into a real estate transaction with the limited partnership referred to above pursuant to which certain land and building owned by the Company were sold, at appraised value, to this limited partnership for a total sale price of $746,000. Total proceeds to the Company were approximately $735,000 after selling expenses. All surveys, inspections and appraisals related to this transaction were performed by independent professionals with no affiliation to the Company or the purchaser.

Michael T. Casey provided real estate consulting services to the Company during fiscal 2001 for which he was paid $92,500. Consulting services included the evaluation of prospective new retail store locations and lease negotiations.

On February 28, 2001, the Company sold 300,000 shares of Series 2001-A Preferred Stock to Inter-Him N.V. for an aggregate purchase price of $6,000,000. The purchase and sale of the Series 2001-A Preferred Stock was effected pursuant to the terms of a Series 2001-A Preferred Stock Purchase Agreement dated February 23, 2001. The terms of the Series 2001-A Preferred Stock and certain other agreements entered into by Inter-Him N.V., the Company or members of the Powell family in connection with the sale of the Series 2001-A Preferred Stock are described elsewhere herein. At the time of its purchase of the Series 2001-A Preferred Stock, Inter-Him N.V. owned 11.3% of the Company's outstanding Common Stock. The sale of the Series 2001-A Preferred Stock to Inter-Him N.V. and related agreements were negotiated with Inter-Him N.V. at arm's length and were unanimously approved by the disinterested members of the Company's Board of Directors.

Robert L. Anderson, a director of the Company, serves as President of Ronus, Inc., a corporation indirectly controlled by Ronald de Waal. Mr. de Waal also indirectly controls Inter-Him N.V.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock and Series 2001-A Preferred Stock as of April 24, 2001 by (i) each nominee for election as a director, (ii) the named executive officers, (iii ) all current executive officers and directors of the Company as a group, and (iv) all those known by the Company to be beneficial owners of more than five percent of the Company's Common Stock.
	Amount and Nature of Beneficial Ownership (1)
	Common Stock		Series 2001-A Preferred Stock
	Shares	%	Shares	%
Section 13(d) Group Consisting of: (2)	3,673,454	57.9%	300,000	100%
Ronald de Waal (3)
Inter-Him N.V. (3)
Harold G. Powell (4)
Anna M. Powell (5)
Rebecca Powell Casey (6)
Michael T. Casey (7)
H. Rainey Powell (8)
Mary U. Powell (9)
Lisa Powell Hunt (10)
Clay M. Hunt (11)
H. Rainey Powell and Mary U. Powell 1997 Irrevocable Trust (12)
Harold G. Powell Family Revocable Trust UA dated 9/7/93 (13)
Harold G. Powell Revocable Trust dated 9/8/93 (14)
Elizabeth M. Powell Trust A (15)
Elizabeth M. Powell Trust B (16)
Arvest Bank Group, Inc. (17)
Arvest Trust Company, N.A. (17)
Other Beneficial Owners of More Than 5% of the Common Stock:
SAFECO Asset Management Company 601 Union Street Suite 2500 Seattle, WA 98101	891,284	14.6%	-	-
Directors and Named Executive Officers:
Clark J. Hinkley (18)	100,000	1.6%	-	-
Rebecca Powell Casey (2) (6)	3,673,454	57.9%	300,000	100%
Robert L. Anderson (18)	11,490	*	-	-
Margaret A. Gilliam (18)	11,290	*	-	-
W. Howard Lester (18)	19,252	*	-	-
Leonard M. Snyder (18)	11,290	*	-	-
Kenneth C. Row (18)	85,684	1.4%	-	-
Jodi L. Taylor (18)	73,121	1.2%	-	-
Sheri L. Bennett (18)	19,000	*	-	-
All Directors and Executive Officers as a Group (11 persons) (19):	4,025,436	60.4%	300,000	100%

*Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal shareholders and applicable Schedules 13D and 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. The percentage of ownership for each person is calculated in accordance with rules of Securities and Exchange Commission without regard to shares of Common Stock issuable upon exercise of outstanding stock options, except that any shares a person is deemed to own by having a right to acquire by exercise of an option exercisable within 60 days are considered outstanding solely for purposes of calculating such person's percentage ownership.

(2) As a result of the Voting Agreement and other agreements described elsewhere herein, the named beneficial owners may be deemed to constitute a "group" within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder. Because each member of such "group" may pursuant to Rule 13d-5 under the Exchange Act be deemed to share beneficial ownership of all of the Company's securities owned by each of the other members of such "group," the named beneficial owners may be deemed to share beneficial ownership of all of the Company's securities owned by them, collectively consisting of 300,000 shares of Series 2001-A Preferred Stock and 3,673,454 shares of Common Stock (including 258,090 shares issuable upon exercise of stock options). In addition, a total of 2,720,602 shares of Common Stock beneficially owned by members of the "group" (other than Ronald de Waal and Inter-Him N.V.) are subject to a right of first refusal agreement in favor of Inter-Him N.V. relating to certain dispositions of such shares, and a total of 2,978,972 shares of Common Stock beneficially owned by certain members of the "group" (other than Ronald de Waal and Inter-Him N.V.) are subject to the right of first refusal provisions of a stockholders agreement among such owners.

(3) Shares beneficially owned by Inter-Him N.V., Prof. Kern Kampweg 8a (Post Office Box 3361), Curacao, Netherlands Antilles, include 685,319 shares of Common Stock and 300,000 shares of Series 2001-A Preferred Stock owned directly by Inter-Him N.V. Ronald de Waal, "Ertbrugge," Ertbruggestraat 136, BE-2110, Wijnegem, Belgium, is a managing director of Inter-Him N.V. and may be deemed to beneficially own all of the shares owned by Inter-Him N.V.

(4) Shares beneficially owned by Harold G. Powell, 765 Asp, Norman, OK 73070, include (a) 144,975 shares of Common Stock held by Harold G. Powell Family Revocable Trust UA dated 9/7/93, of which Mr. Powell is trustee, (b) 11,000 shares of Common Stock held by Harold G. Powell Revocable Trust dated 9/8/93, of which Mr. Powell and his wife Anna M. Powell are co-trustees, (c) 73,484 shares of Common stock held by Elizabeth M. Powell Trust A over which Mr. Powell possesses a general power of appointment exercisable at his death, and (d) 73,226 shares of Common Stock that may be acquired upon exercise of stock options.

(5) Shares beneficially owned by Anna M. Powell, 765 Asp, Norman, OK 73070, include 11,000 shares of Common Stock held by Harold G. Powell Revocable Trust dated 9/8/93, of which Ms. Powell and her husband Harold G. Powell are co-trustees .

(6) Shares beneficially owned by Rebecca Powell Casey, 5919 Maple Avenue, Dallas, TX 75235, include (a) 670,942 shares of Common Stock held directly, (b) 105,123 shares of Common Stock held as custodian for the benefit of her minor children, and (c) 84,820 shares of Common Stock that may be acquired upon exercise of stock options. Such shares do not include 376,031 shares that are beneficially owned by her husband Michael T. Casey (see note 7 below), and Ms. Casey disclaims beneficial ownership of such shares except as may otherwise be attributable from inclusion in the Section 13(d) group.

(7) Shares beneficially owned by Michael T. Casey, 2341 S.E. 8th, Grand Prairie, TX 75051, include (a) 320,593 shares of Common Stock held directly, (b) 13,438 shares of Common Stock that may be acquired upon exercise of currently exercisable stock options, and (c) 42,000 shares of Common Stock held by the H. Rainey Powell and Mary U. Powell 1997 Irrevocable Trust, of which Mr. Casey is trustee. Such shares do not include 860,885 shares that are beneficially owned by his wife Rebecca Powell Casey (see note 6 above), and Mr. Casey disclaims beneficial ownership of such shares except as may otherwise be attributable from inclusion in the Section 13(d) group.

(8) Shares beneficially owned by H. Rainey Powell, 1926 Pin Oak Circle, Norman, OK 73072, include (a) 389,137 shares of Common Stock held directly , (b) 72,182 shares of Common Stock held as custodian for the benefit of his minor children, and (c) 67,668 shares of Common Stock that may be acquired upon exercise of stock options. Such shares do not include 66,875 shares of Common Stock that are owned by his wife Mary U. Powell, and Mr. Powell disclaims beneficial ownership of such shares except as may otherwise be attributable from inclusion in the Section 13(d) group.

(9) Shares beneficially owned by Mary U. Powell, 1926 Pin Oak Circle, Norman, OK 74072, include 66,875 shares held directly by Ms. Powell. Such shares do not include 536,467 shares that are beneficially owned by her husband H. Rainey Powell (see note 8 above), and Ms. Powell disclaims beneficial ownership of such shares except as may otherwise be attributable from inclusion in the Section 13(d) group.

(10) Shares beneficially owned by Lisa Powell Hunt, 8325 Douglas Avenue, Dallas, TX, include (a) 301,097 shares of Common Stock held directly, (b) 85,656 shares of Common Stock held as custodian for the benefit of her minor children, and (c) 11,438 shares of Common Stock that may be acquired upon exercise of stock options. Such shares do not include 35,041 shares of Common Stock that are beneficially owned by her husband Clay M. Hunt, and Ms. Hunt disclaims beneficial ownership of such shares except as may otherwise be attributable from inclusion in the Section 13(d) group.

(11) Shares beneficially owned by Clay M. Hunt, 8325 Douglas Avenue, Dallas, TX, include 35,041 shares held directly by Mr. Hunt. Such shares do not include 398,191 shares that are beneficially owned, directly or indirectly, by his wife Lisa Powell Hunt (see note 10 above), and Mr. Hunt disclaims beneficial ownership of such shares except as may otherwise be attributable from inclusion in the Section 13(d) group.

(12) The H. Rainey Powell and Mary U. Powell 1997 Irrevocable Trust, 2341 S.E. 8th, Grand Prairie, TX 75051, c/o Michael T. Casey, trustee, holds directly 42,000 shares of Common Stock.

(13) The Harold G. Powell Family Revocable Trust UA dated 9/7/93, 765 Asp, Norman, OK 73070, c/o Harold G. Powell, trustee, holds directly 144,975 shares of Common Stock.

(14) The Harold G. Powell Revocable Trust dated 9/8/93, 765 Asp, Norman, OK 73070, c/o Harold G. Powell, trustee, holds directly 11,000 shares of Common Stock.

(15) The Elizabeth M. Powell Trust A, 200 East Main, Norman, OK 73069, c/o Arvest Trust Company, N.A., trustee, holds directly 73,484 shares of Common Stock.

(16) The Elizabeth M. Powell Trust B, 200 East Main, Norman, OK 73069, c/o Arvest Trust Company, N.A., trustee, holds directly 402,497 shares of Common Stock.

(17) Arvest Trust Company, N.A., 201 W. Walnut, Rogers, AR 72756, is a limited purpose national bank engaged in the business of providing trust and related services. In such capacity, Arvest Trust Company, N.A. serves as trustee of the Elizabeth M. Powell Trust A and the Elizabeth M. Powell Trust B and, by virtue of its voting and investment power over the shares of Common Stock held by such trusts, may be deemed to beneficially own the shares of Common Stock held by such trusts. The shares beneficially owned by Arvest Trust Company, N.A. also include 9,443 shares of Common Stock held by trusts or fiduciary accounts of which Arvest Trust Company, N.A. is trustee or account manager and exercises voting or investment power but which are not related to members of the Powell family and are not subject to the Voting Agreement or other arrangements described herein. The other members of the Section 13(d) group disclaim beneficial ownership of such shares except as may otherwise be attributable from inclusion in the Section 13(d) group. Arvest Trust Company, N.A. is a wholly-owned subsidiary of Arvest Bank Group, Inc., 125 W. Central, P.O. 218, Bentonville, AR 72712, and Arvest Bank Group, Inc. may be deemed to beneficially own the shares that are beneficially owned by Arvest Trust Company, N.A. as a result of its ownership of Arvest Trust Company, N.A.

(18) Includes shares that the named individuals have the right to acquire upon exercise of stock options exercisable within 60 days as follows: Clark J. Hinkley - 100,000; Robert L. Anderson - 10,000; Margaret A. Gilliam - 10,000; W. Howard Lester - 13,438; Leonard M. Snyder - 10,000; Kenneth C. Row - 79,008; Jodi L. Taylor - 63,200; and Sheri L. Bennett - 19,000.

(19) Includes 3,673,454 shares of Common Stock and 300,000 shares of Series 2001-A Preferred Stock that Rebecca Powell Casey may be deemed to beneficially own as a result of her inclusion in the Section 13(d) group (see notes 2 and 6 above), and 304,646 shares that the other directors and executive officers have the right to acquire upon exercise of stock options exercisable within 60 days.

Change in Control of the Company

As described above under "Proposal to Approve Conversion Rights for Series 2001-A Preferred Stock," on February 28, 2001, the Company sold 300,000 shares of Series 2001-A Preferred Stock to Inter-Him N.V. for an aggregate purchase price of $6,000,000. The purchase and sale of the Series 2001-A Preferred Stock was effected pursuant to the terms of a Series 2001-A Preferred Stock Purchase Agreement dated February 23, 2001 between the Company and Inter-Him N.V. Inter-Him N.V. also owns 11.3% of the Company's outstanding Common Stock and has been a more than 5% shareholder of the Company since 1994. The proceeds from the sale of the Series 2001-A Preferred Stock to Inter-Him, N.V. were used by the Company to repay indebtedness under the Company's revolving credit facility, which amounts may be reborrowed by the Company subject to the terms of that facility. The sale of the Series 2001 Preferred Stock provided a significant source of equity funding to the Company. In conjunction with the sale of the Series 2001-A Preferred Stock, the Company also obtained certain amendments to its credit facility. The source of funds for the purchase of the shares of Series 2001-A Preferred Stock was working capital of Inter-Him N.V.

The terms of the Series 2001-A Preferred Stock and of other agreements entered into in connection with the sale of the Series 2001-A Preferred Stock, including a Voting Agreement and Right of First Refusal Agreement, are described elsewhere herein. See "Election of Directors - Arrangements Regarding Nomination and Election of Directors" and "Proposal to Approve Conversion Rights for Series 2001-A Preferred Stock."

In connection with the sale of the Series 2001-A Preferred Stock, the Company's Board of Directors was reduced from ten to seven authorized directors, and Michael T. Casey, Robert B. Cullum, Jr., Harold G. Powell, H. Rainey Powell and William F. Weitzel resigned from the Board of Directors. Harold G. Powell, founder of the Company, serves as Chairman Emeritus in a non-voting advisory role. H. Rainey Powell, formerly the President, Chief Operating Officer and Secretary of the Company, resigned from such positions with the Company. In addition, Clark Hinkley was appointed Chief Executive Officer, replacing Ms. Casey who became Executive Vice President - Trend and Design. Mr. Hinkley also became a director of the Company. Prior to becoming Chief Executive Officer and a director of the Company, Mr. Hinkley was not affiliated with Inter-Him N.V., the Company or members of the Powell family.

As of April 24, 2001, Inter-Him N.V. owned 685,319 shares of Common Stock, constituting 11.3% of the outstanding Common Stock, and 300,000 shares of Series 2001-A Preferred Stock, constituting all of the shares of Series 2001-A Preferred Stock. Based on its existing ownership of Common Stock, the rights of the Series 2001-A Preferred Stock to vote on an as-converted basis with the holders of Common Stock, and the irrevocable proxies granted by Rebecca Powell Casey and Michael T. Casey permitting the holders of Series 2001-A Preferred Stock to vote all shares held by the Caseys (currently 1,138,658 shares not including 98,258 shares issuable upon exercise of currently exercisable stock options), Inter-Him N.V. controls approximately 60% of the voting power of the Company's voting stock. Prior to the sale of the Series 2001-A Preferred, the members of the Powell family or certain trusts for their benefit controlled approximately 48% of the voting power of the Company's voting stock.

Through his control of Inter-Him N.V., Ronald de Waal, a managing director of Inter-Him N.V., may be deemed to beneficially own all of the shares of Common Stock and Series 2001-A Preferred Stock beneficially owned by Inter-Him N.V.

As a result of the Voting Agreement and the Right of First Refusal Agreement entered into in connection with the sale of the Series 2001-A Preferred Stock, Inter-Him N.V., Ronald de Waal and other persons identified in the table above may be deemed to constitute a "group," as such term is defined under Section 13(d) of Exchange Act, and the rules and regulations promulgated thereunder. Because each member of this "group" may pursuant to Rule 13d-5 under the Exchange Act be deemed to share beneficial ownership of all of the Company's securities owned by each of the other members of such "group," each of Ronald de Waal, Inter-Him N.V. and other persons identified in the table above may be deemed to share beneficial ownership of all of the Company's securities owned by each of them, collectively consisting of 300,000 shares of Series 2001-A Preferred Stock, constituting 100% of the outstanding Series 2001-A Preferred Stock, and 3,673,454 shares of Common Stock (including 258,090 shares issuable upon exercise of currently exercisable stock options), constituting approximately 58% of the Common Stock.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and persons who beneficially own more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission and the American Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, directors and greater than 10% beneficial owners are required by regulation to furnish to the Company copies of all Section 16(a) reports they file. Based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during fiscal 2001, to the Company's knowledge all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners during fiscal 2001 were complied with on a timely basis, except as follows:

Inter-Him N.V. and Ronald de Waal were late in the filing of a report on Form 3 in connection with Inter-Him N.V. becoming a 10% shareholder of the Company during fiscal 2001. H. Rainey Powell was late in the filing of one report relating to three transactions and Robert B. Cullum, Jr. was late in the filing of one report relating to one transaction.

VOTING AT ANNUAL MEETING

The director nominees receiving a plurality of the votes of the holders of Common Stock and Series 2001-A Preferred Stock, voting together as a single class, or the Series 2001-A Preferred Stock, voting as a separate class, as the case may be, will be elected as directors. The affirmative vote of the holders of a majority of the shares of Common Stock which are present in person or represented by proxy at the Annual Meeting is required to approve the conversion rights for the Series 2001-A Preferred Stock. Any other matters properly brought before the Annual Meeting will be decided by a majority of the votes cast on the matter, unless otherwise required by law.

Because directors are elected by a plurality vote rather than a majority of the shares entitled to vote or a majority of the shares present in person or represented by proxy at the Annual Meeting, proxies marked "withhold authority" with respect to any one or more nominees will not affect the outcome of the nominee's election unless the nominee receives no affirmative votes or unless other candidates are nominated for election as directors. However, because shares represented by proxies that are marked "abstain" with regard to the proposal to approve the conversion rights for the Series 2001-A Preferred Stock will be counted for the purpose of determining the number of shares represented by proxy at the Annual Meeting, such proxies marked "abstain" will have the same effect as if the shares represented thereby were voted against the proposal.

The office of the Company's Secretary appoints an inspector of election to tabulate all votes and to certify the results of all matters voted upon at the Annual Meeting. Neither the corporate law of the State of Oklahoma, the state in which the Company is incorporated, nor the Company's Certificate of Incorporation or Bylaws, has any specific provisions regarding the treatment of abstentions and broker non-votes. It is the Company's policy to count abstentions or broker non-votes for the purpose of determining the presence of a quorum at the meeting. Abstentions will be treated as shares represented at the Annual Meeting for determining results on actions requiring a majority vote but will not be considered in determining results of plurality votes. Shares represented by proxies returned by brokers where the broker's discretionary authority is limited by stock exchange rules will be treated as represented at the Annual Meeting only as to such matter or matters voted on in the proxy. Shares represented by limited proxies will be treated as represented at the meeting only as to such matter or matters for which authority is granted in the limited proxy.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors, as recommended by the Audit Committee, has selected Arthur Andersen LLP to serve as the Company's independent certified public accountants for the fiscal year ending February 2, 2002. Arthur Andersen LLP has been the auditor of the Company's financial Statements since 1999. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

In September 1999, the Company dismissed KPMG LLP as its independent public accountants and subsequently retained Arthur Andersen LLP as its new independent public accountants. The Audit Committee recommended such change in independent public accountants. During the two preceding fiscal years and the interim period through September 1999, there were no disagreements with KPMG LLP on matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreement, if not resolved to the satisfaction of KPMG LLP, would have caused them to make reference to the subject matter of the disagreement in connection with their reports. In addition, during such period, there were no " reportable events" with KPMG LLP as described in Item 304 (a) (1) (v) of Regulation S-K. KPMG LLP's report on the financial statements of the Company for the two fiscal years prior to September 1999 contain unqualified opinions. During the two preceding calendar years and through September 1999, the Company did not consult Arthur Andersen LLP on either the application of accounting principles to a completed or proposed specific transaction, or on the type of audit opinion that might be rendered on the Company's financial statements.

PROPOSALS OF SHAREHOLDERS

The Board of Directors will consider proposals of shareholders intended to be presented for action at annual meetings of shareholders. According to the rules of the Securities and Exchange Commission, such proposals shall be included in the Company's Proxy Statement if they are received in a timely manner and if certain requirements are met. For a shareholder proposal to be included in the Company's Proxy Statement relating to the 2002 Annual Meeting of Shareholders, a written proposal complying with the requirements established by the Securities and Exchange Commission, including Rule 14a-8 under the Securities Exchange Act of 1934, must be received no later than January ___, 2002. In addition, shareholders are notified that the deadline for providing the Company timely notice of any shareholder proposal to be submitted outside of the Rule 14a-8 process for consideration at the 2002 Annual Meeting of Shareholders is March ___, 2002. As to all such matters of which the Company does not have notice as of March ___, 2002, discretionary authority to vote on such matters will be granted to the persons designated in the proxies solicited by the Company relating to the 2002 Annual Meeting. All shareholder proposals should be delivered to Harold's Stores, Inc., Shareholder Relations, Post Office Drawer 2970, Norman, Oklahoma 73070-2970.

OTHER MATTERS

The Company does not know of any matters to be presented for action at the Annual Meeting other than those listed in the Notice of Meeting and referred to herein. If any other matters properly come before the Annual Meeting, it is intended that the proxy solicited hereby will be voted in accordance with the recommendation of the Board of Directors.

Copies of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission may be obtained, without charge to shareholders, by writing Harold's Stores, Inc., Shareholder Relations, Post Office Drawer 2970, Norman, Oklahoma 73070-2970.

Appendix A

Harold's Stores, Inc.

Charter - Audit Committee

Committee Role

The committee's role is to act on behalf of the board of directors and oversee all material aspects of the company's reporting, control, and audit functions, except those specifically related to the responsibilities of another standing committee of the board. The audit committee's role includes a particular focus on the qualitative aspects of financial reporting to shareholders and on company processes for the management of business/financial risk and for compliance with significant applicable legal, ethical, and regulatory requirements.

The role also includes coordination with other board committees and maintenance of strong, positive working relationships with management, external and internal auditors, counsel, and other committee advisors.

Committee Membership

The committee shall consist of at least three and no more than six independent, non-executive board members. Committee members shall have (1) knowledge of the primary industries in which the company operates; (2) the ability to read and understand fundamental financial statements, including a company's balance sheet, income statement, statement of cash flow, and key performance indicators; and (3) the ability to understand key business and financial risks and related controls and control processes. The committee shall have access to its own counsel and other advisors at the committee's sole discretion.

One member, preferably the chairperson, should be literate in business and financial reporting and control, including knowledge of the regulatory requirements and should have past employment experience in finance or accounting or other comparable experience or background. Committee appointments shall be approved annually by the full board upon recommendation of the nominating committee. The committee chairperson shall be selected by the committee members or by the nominating committee.

Committee Operating Principles

The committee shall fulfill its responsibilities within the context of the following overriding principles:

  Communications - The chairperson and others on the committee shall, to the extent appropriate, have contract throughout the year with senior management, other committee chairpersons, and other key committee advisors, external and internal auditors, etc., as applicable, to strengthen the committee's knowledge of relevant current and prospective business issues.

  Committee Education/Orientation - The committee, with management, shall develop and participate in a process for review of important financial and operating topics that present potential significant risk to the company. Additionally, individual committee members are encouraged to participate in relevant and appropriate self-study education to assure understanding of the business and environment in which the company operates.

  Annual Plan - The committee, with input from management and other key committee advisors, shall develop an annual plan responsive to the "primary committee responsibilities" detailed herein. The annual plan shall be reviewed and approved by the full board.

  Meeting Agenda - Committee meeting agendas shall be the responsibility of the committee chairperson, with input from committee members. It is expected that the chairperson would also ask for management and key committee advisors, and perhaps others, to participate in this process.

  Committee Expectations and Information Needs - The committee shall communicate committee expectations and the nature, timing, and extent of committee information needs to management, internal audit, and external parties, including external auditors.

  External Resources - The committee shall be authorized to access internal and external resources, as the committee requires, to carry out its responsibilities.

  Committee Meeting Attendees - The committee shall request members of management, counsel, internal audit, and external auditors, as applicable, to participate in committee meetings, as necessary, to carry out the committee responsibilities. Periodically and at least annually, the committee shall meet in private session with only the committee members. It shall be understood that either internal or external auditors, or counsel, may, at any time, request a meeting with the audit committee or committee chairperson with or without management attendance. In any case, the committee shall meet in executive session separately with internal and external auditors, at least annually.

  Reporting to the Board of Directors - The committee, through the committee chairperson, shall report periodically, as deemed necessary, but at least semi-annually, to the full board. In addition, summarized minutes from committee meetings, separately identifying monitoring activities from approvals, shall be available to each board member at least one week prior to the subsequent board of directors meeting.

  Committee Self Assessment - The committee shall review, discuss, and assess its own performance as well as the committee role and responsibilities, seeking input from senior management, the full board, and others. Changes in role and/or responsibilities, if any, shall be recommended to the full board for approval.

  Independent Board Members - The board shall be composed of executive and non-executive members. Independent members are non-executive members who have no relationship to the corporation that may interfere with the exercise of their independence from management and the corporation or who otherwise satisfy the requirements of the American Stock Exchange for audit committee membership as in effect from time to time.

Meeting Frequency

The committee shall meet at least quarterly. Additional meetings shall be scheduled as considered necessary by the committee or chairperson. Telephonic meetings are acceptable.

Reporting to Shareholders

The committee shall make available to shareholders a summary report on the scope of its activities. This may be identical to the report that appears in the company's annual report.

Committee's Relationship with External and Internal Auditors

  The external auditors, in their capacity as independent public accountants, shall be responsible to the board of directors and the audit committee as representatives of the shareholders.

  As the external auditors review financial reports, they will be reporting to the audit committee. They shall report all relevant issues to the committee responsive to agreed-on committee expectations. In executing its oversight role, the board or committee should review the work of external auditors.

  The committee shall annually review the performance (effectiveness, objectivity, and independence) of the external and internal auditors. The committee shall ensure receipt of a formal written statement from the external auditors consistent with standards set by the Independence Standards Board. Additionally, the committee shall discuss with the auditor relationships or services that may affect auditor objectivity or independence. If the committee is not satisfied with the auditors' assurances of independence, it shall take or recommend to the full board appropriate action to ensure the independence of the external auditor.

  The internal audit function, if any, shall be responsible to the board of directors through the committee.

  If either the internal (if any) or the external auditors identify significant issues relative to the overall board responsibility that have been communicated to management but, in their judgment, have not been adequately addressed, they should communicate these issues to the committee chairperson.

  Changes in the directors of internal audit or corporate compliance shall be subject to committee approval.

Primary Committee Responsibilities

Monitor Financial Reporting and Risk Control Related Matters

The committee should consider and review:

  Risk Management - The company's business risk management process, including the adequacy of the company's overall control environment and controls in selected areas representing significant financial and business risk.

  Annual Reports and Other Major Regulatory Filings - Registration statements, Form 10-K, Form 10-Q and Proxies in advance of filings or distribution.

  Internal Controls and Regulatory Compliance - The company's system of internal controls for detecting accounting and reporting financial errors, fraud and defalcations, legal violations, and noncompliance with the corporate code of conduct.

  Internal Audit Responsibilities - The annual audit plan and the process used to develop the plan. Status of activities, significant findings, recommendations, and management's response.

  Regulatory Examinations - SEC inquiries, including any other material communications from governmental agencies, and the results of examinations by other regulatory authorities in terms of important findings, recommendations, and management's response.

  External Audit Responsibilities - Auditor independence and the overall scope and focus of the annual/interim audit, including the scope and level of involvement with unaudited quarterly or other interim-period information.

  Financial Reporting and Controls - Key financial statement issues and risks, their impact or potential effect on reported financial information, the processes used by management to address such matters, related auditor views, and the basis for audit conclusions. Important conclusions on interim and/or year-end audit work in advance of the public release of financials.

  Auditor Recommendations - Important internal and external auditor recommendations on financial reporting, controls, other matters, and management's response. The views of management and auditors on the overall quality of annual and interim financial reporting.

  Conduct Special Investigations - The audit committee will have the authority to conduct special investigations as it deems necessary that don not fall under the responsibility of another committee of the Board of Directors.

The committee should review and approve:

  The internal auditor charter, if any.

  Changes in important accounting principles and the application thereof in both interim and annual financial reports.

  Significant conflicts of interest and related-party transactions.

  External auditor performance and changes in external audit firm (subject to ratification by the full board). In addition, the committee should review and approve the letter of engagement with the external auditors.

  Internal auditor performance and changes in internal audit leadership, if an internal audit function exists, and/or key financial management.

PROXY HAROLD'S STORES, INC. 5919 Maple Avenue, Dallas, Texas 75235

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HAROLD'S STORES, INC.

The undersigned hereby appoints Clark J. Hinkley and Jodi L. Taylor, or any one of them, each with the power to appoint his or her substitute, as proxies, and hereby appoints and authorizes them to represent and vote as designated below, all the shares of Common Stock and Series 2001-A Preferred Stock, held of record by the undersigned on April 24, 2001, at the Annual Meeting of Shareholders of Harold's Stores, Inc. (the "Company") to be held at the Company's offices located at 5919 Maple Avenue, Dallas, Texas, at 11:00 a.m. on Friday, June 22, 2001, and at any adjournment thereof.

1.	Election of Directors
(Instructions: To withhold authority to vote for any individual nominee, strike through the nominee name.)

	A.	Election of two directors by the holders of Series 2001-A Preferred Stock as a separate class. (Only holders of Series 2001-A Preferred Stock may vote with respect to this matter.)

		FOR all nominees listed below			WITHHOLD AUTHORITY
	(except for the nominee(s) lined out below)				to vote for all nominees below

Robert L. Anderson, W. Howard Lester

	B.	Election of four directors by the holders of Common Stock and Series 2001-A Preferred Stock voting together as a single class. (All shareholders may vote with respect to this matter.)

		FOR all nominees listed below			WITHHOLD AUTHORITY
	(except for the nominee(s) lined out below)				to vote for all nominees below

Clark J. Hinkley, Rebecca Powell Casey, Margaret A. Gilliam, Leonard M. Snyder

2.	Proposal to approve conversion rights for the Series 2001-A Preferred Stock. (Only holders of Common Stock may vote with respect to this matter.)

		FOR		AGAINST	ABSTAIN

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN ITEM 1 AND FOR ITEM 2. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

Please sign exactly as name appears below. When shares are held as joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee, or guardian, please give full titles as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign partnership name by authorized person. If a limited liability company please sign name by authorized person.

			Date:		, 2001
Signature
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.